UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 29, 2024

Ventyx Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40928	83-2996852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12790 El Camino Real, Suite 200

San Diego, CA 92130

(Address of principal executive offices, including zip code)

(760) 593-4832

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.0001 par value per share	VTYX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Principal Financial Officer and Interim Principal Accounting Officer

On August 29, 2024, the Board of Directors (the “Board”) of Ventyx Biosciences, Inc. (the “Company”), appointed Roy M. Gonzales, the Company’s Senior Vice President of Finance, as the Company’s interim principal financial officer and interim principal accounting officer, effective as of August 30, 2024, replacing Martin D. Auster, M.D. in such roles.

Mr. Gonzales, 49, has served as the Company’s Senior Vice President of Finance since April 2024, and previously served as the Company’s Vice President of Accounting from January 2023 to April 2024. Prior to his employment at the Company, Mr. Gonzales served as the Vice President of Finance at Landos Biopharma, Inc., a biopharmaceutical company, from September 2021 to June 2022, and as Vice President of Finance and SEC Reporting at Histogen, Inc., a clinical stage therapeutics company, from March 2021 to September 2021. He also served as a consultant for Invesco US, an investment management company, from July 2019 to February 2020, and held various finance and accounting roles in life science and medical device companies, including Spinal Elements, a medical technology company, from October 2018 to July 2019, Dexcom, a medical device company, from September August 2016 to October 2018, and Arena Pharmaceuticals, Inc., a biopharmaceutical company, from June 2014 to August 2016. Mr. Gonzales began his career at KPMG, spending three years in their audit practice. Mr. Gonzales holds a B.S. in accounting from Old Dominion University and a M.B.A. from University of California, Los Angeles. Mr. Gonzales is a Certified Public Accountant in the State of Virginia.

Mr. Gonzales is employed by the Company pursuant to an employment offer letter with the Company. His current annual base salary is $350,000, and he is eligible to receive a discretionary annual cash bonus with a target equal to 30% of his annual base salary earned during the applicable year. The amount of any actual bonus will be based on achievement of performance objectives established by the Board or the Compensation Committee of the Board. There were no changes to Mr. Gonzales’s compensation or terms of employment as a result of his appointment as interim principal financial officer and principal accounting officer. Mr. Gonzales is also a participant under the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”), pursuant to which he is eligible to receive severance benefits commensurate with his title. A description of the Severance Plan is included in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 25, 2024, under the heading “Executive Compensation – Potential Payments upon Termination or Change of Control.” Mr. Gonzales has also entered into the Company’s standard form of indemnification agreement for its directors and officers.

There are no arrangements or understandings between Mr. Gonzales and any other persons pursuant to which Mr. Gonzales was selected to serve as an executive officer, and there is no family relationship between Mr. Gonzales and any of the Company’s directors or other executive officers. There are no transactions in which Mr. Gonzales has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

Departure of Chief Financial Officer

On August 30, 2024, the Company and Dr. Auster entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Dr. Auster ceased employment as the Company’s Chief Financial Officer, effective as of August 30, 2024. Pursuant to the Separation Agreement, Dr. Auster will be entitled to receive (i) nine months of continued payments of base salary (less applicable withholdings), (ii) nine months of reimbursement of continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that Dr. Auster validly elects and is eligible to continue coverage under COBRA, for Dr. Auster and his family members, and (iii) accelerated vesting of his outstanding time-based equity awards with the Company that would have vested in the three months following his separation from the Company. The foregoing benefits are conditioned on Dr. Auster signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following August 30, 2024, and continued compliance with his confidentiality, proprietary information and inventions agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTYX BIOSCIENCES, INC.

	By:	/s/ Raju Mohan
Raju Mohan, Ph.D.
President and Chief Executive Officer
Date: August 30, 2024